EXHIBIT 99.1
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                  NORTH AMERICAN GALVANIZING & COATINGS REPORTS
  INCREASE IN SALES, NET EARNINGS AND EARNINGS PER SHARE FOR THE FIRST QUARTER
                        SETS ANNUAL MEETING DATE FOR JUNE


     TULSA, OKLAHOMA, May 3, 2004 - North American Galvanizing & Coatings, Inc. (AMEX-NGA) announced today an increase in sales, net earnings and earnings per share for the first quarter of 2004. The Company's net sales for the three months ended March 31, 2004 rose 6.4% to $8,558,000 compared to sales of $8,040,000 for the first quarter a year ago. Net earnings for the first quarter of 2004 were $210,000, or $.03 per share, fully diluted.

     The Company also announced that it would hold its Annual Meeting of Stockholders on June 30, 2004.

     The Company's president and chief executive officer, Ronald J. Evans, noted a modest increase in capital goods spending and construction- related demand for galvanizing in the current first quarter. Mr. Evans expressed confidence that North American Galvanizing is positioned to take advantage of its streamlined cost structure as the economy improves, and emphasized that the Company will continue to address improving operating efficiencies. For the first quarter of 2004, improved gross margins from cost efficiencies and a favorable insurance premium adjustment were a significant factor in the Company's increased operating earnings. For the same period a year ago, the Company reported a net loss of $327,000, or $.05 per share, which included a $38,000 loss related to the closing of an abandoned galvanizing plant.

     The Company is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products through its North American Galvanizing Company subsidiary. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

     Cautionary Statement. Statements in this news release that are not strictly historical and may be "forward looking" statements, which involve risks and uncertainties. These include economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Securities and Exchange filings.



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           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                       ------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)           2004          2003
-------------------------------------------------------------------------------

SALES                                                  $    8,558    $    8,040

    Cost of sales                                           6,005         6,003
    Selling, general & administrative expenses              1,395         1,452
    Depreciation expense                                      684           775
                                                       ----------    ----------
TOTAL COSTS AND EXPENSES                                    8,084         8,230
                                                       ----------    ----------

OPERATING INCOME (LOSS)                                       474          (190)

    Other (income), net                                       (25)          --
     Interest expense, net                                    161           308
                                                       ----------    ----------

Income (Loss) from continuing operations
before income taxes                                           338          (498)
    Income tax expense (benefit)                              128          (209)
                                                       ----------    ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS                      210          (289)

Loss from discontinued operations, net                        --            (38)
                                                       ----------    ----------

NET INCOME (LOSS)                                      $      210    $     (327)
                                                       ==========    ==========

NET INCOME (LOSS) PER COMMON SHARE
Continuing Operations:
     Basic and Diluted                                 $      .03    $     (.04)
Discontinued Operations:
     Basic and Diluted                                 $      --     $     (.01)
 Net Income (Loss):
     Basic and Diluted                                 $      .03    $     (.05)



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